
CLIFFS

Voting Process

Answers to commonly-asked questions about the voting process at the upcoming Annual Meeting are listed below. This information is referenced from Cliffs Natural Resources Inc. – 2014 Proxy Statement.

1. Why haven't I received any of my proxy materials?
2. Can I attend the Annual General Meeting in person?
3. What proposals are to be presented at the meeting?
4. Why is the Board of Directors nominating a slate of seven directors for the available 11 seats at the 2014 Annual Meeting?
5. Who is soliciting my vote?
6. How does the Cliffs Board recommend that I vote?
7. What are the possible effects if all six of Casablanca's nominees are elected to the Cliffs Board of Directors?
8. What is the difference between a "shareholder of record" and a "beneficial owner"?
9. What information will be sent to shareholders?
10. Who is entitled to vote at the meeting?
11. How do I vote?
12. Has Cliffs been notified that a shareholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors' nominees?
13. What should I do if I receive a gold proxy card from Casablanca?
14. What can I do if I change my mind after I vote?
15. What vote is required to approve each proposal?

4. Why is the Board of Directors nominating a slate of seven directors for the available 11 seats at the 2014 Annual Meeting?

The Board has nominated a slate of seven directors for the available 11 seats at the 2014 Annual Meeting and is soliciting proxies for only the seven nominees named herein. If cumulative voting rights are in effect for the election of directors, allocating 11 votes among the seven director nominees named herein will ensure that the maximum number of such nominees are elected at the 2014 Annual Meeting.

Based on its discussions with various shareholders and the practical effect of cumulative voting on the election of directors, the Board of Directors currently believes that it is in the best interest of all Cliffs' shareholders for the Board of Directors to nominate a slate of seven directors. The seven Cliffs nominees include: Gary B. Halverson, Mark E. Gaumond, Susan M. Green, Janice K. Henry, James F. Kirsch, Richard K. Riederer and Timothy W. Sullivan. The Cliffs Board does not currently intend to nominate Susan M. Cunningham, Barry J. Eldridge, Andrés R. Gluski or Stephen M. Johnson for re-election as a director of Cliffs at the 2014 Annual Meeting, and does not currently intend to nominate replacement candidates. Because the Board of Directors has nominated a slate of seven directors for the available 11 seats at the 2014 Annual Meeting of Shareholders, we expect that two nominees that were not nominated by Cliffs will be elected at the 2014 Annual Meeting. At this time, Casablanca Capital LP, a Delaware limited partnership (together with its affiliates, "Casablanca"), is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting. Therefore, the Board of Directors expects that the remaining four board seats will be filled by four of the Casablanca nominees.

6. How does the Cliffs Board recommend that I vote?

The Cliffs Board of Directors unanimously recommends that you vote using the **WHITE** proxy card:

- FOR ALL of the seven individuals nominated by the Cliffs Board for election as directors. The Cliffs Board unanimously recommends that you NOT vote for any members of the Casablanca slate of nominees;
- FOR the approval of the 2014 Nonemployee Directors' Compensation Plan;
- FOR the approval, on an advisory basis, of Cliffs' named executive officers' compensation;
- FOR the approval of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan; and
- FOR the ratification of the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2014 fiscal year.

12. Has Cliffs been notified that a shareholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors' nominees?

Yes. Casablanca has notified Cliffs that it intends to nominate six nominees for election as directors at the 2014 Annual Meeting in opposition to the Cliffs Board's recommended seven nominees. The Cliffs Board unanimously recommends that you vote **FOR ALL** of the seven director nominees recommended by the Cliffs Board by using the enclosed **WHITE** proxy card accompanying these proxy materials. The Cliffs Board strongly urges you not to sign or return any proxy card sent to you by or on behalf of Casablanca.

Casablanca's nominees have not been endorsed by the Board. Cliffs is not responsible for the accuracy of any information provided by or relating to Casablanca contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Casablanca or any other statements that Casablanca may otherwise make.

13. What should I do if I receive a gold proxy card from Casablanca?

The Board urges you **NOT** to sign or return any gold proxy card sent to you by or on behalf of Casablanca. Voting against Casablanca's nominees on its proxy card is not the same as voting for the Cliffs Board's nominees, because a vote against Casablanca's nominees on its proxy card will revoke any previous proxy card submitted by you. If you have voted previously using the gold proxy card sent to you by or on behalf of Casablanca, you can change your vote by executing the **WHITE** proxy card or by voting by telephone or Internet by following the instructions shown on the **WHITE** proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please contact our proxy solicitor, D.F. King & Co. Inc., toll free at (800) 487-4870, call collect at (212) 269-5550 or email at cliffs@dfking.com.

Because the Board has nominated a slate of seven directors for the available 11 seats at the 2014 Annual Meeting, two nominees that were not nominated by Cliffs will be elected at the 2014 Annual Meeting. At this time, Casablanca is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting. Therefore, the Board expects that the remaining two board seats will be filled by two of the Casablanca nominees. Even if you vote **FOR ALL** of our seven Director nominees on the **WHITE** proxy card, we expect that at least two nominees that are nominated by Casablanca and/or another shareholder will be elected as directors at the 2014 Annual Meeting.

15. What vote is required to approve each proposal?

Each common share entitles its owner to one vote except with respect to the election of directors under cumulative voting. With respect to the election of directors under cumulative voting, each shareholder has the right to vote in person or by proxy the number of shares registered in his or her name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his or her shares, or to distribute the votes so cumulated among as many candidates as he or she may desire. Although the Board has nominated a slate of seven directors for the available 11 seats at the 2014 Annual Meeting, each shareholder of Cliffs common stock will still have 11 votes per share with respect to the election of directors.

With respect to **Proposal 1** , the 11 nominees receiving a plurality vote of the shares will be elected. In the event that cumulative voting is in effect, which we currently anticipate will be the case, the 11 nominees receiving the highest number of votes shall be elected. Because Casablanca has proposed six nominees for election at the 2014 Annual Meeting, the number of director nominees will exceed the number of directors to be elected, and, consequently, Cliffs' majority voting policy would not apply to this election. Otherwise , under our majority voting policy (adopted by the Cliffs Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.

With respect to **Proposal 2**, the approval of the 2014 Nonemployee Directors' Compensation Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 3**, the approval, on an advisory basis, of our named executive officers' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 4**, approval of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 5**, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.